UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2012

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 West Butler Road

Greenville, South Carolina 29607

(Address of principal executive offices) (zip code)

(864) 422-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On October 8, 2012, Regional Management Corp. (the “Company”) amended the employment agreements of each of Thomas F. Fortin, Chief Executive Officer of the Company; C. Glynn Quattlebaum, President and Chief Operating Officer of the Company; and Robert D. Barry, Executive Vice President and Chief Financial Officer (Messrs. Fortin, Quattlebaum, and Barry are each referred to herein as an “Executive”). The amendments to each Executive’s employment agreement, which are effective January 1, 2012, memorialize the performance criteria and objective formulas to be used to determine each Executive’s performance-based annual cash award for 2012.

The Fifth Amendment to Employment Agreement between the Company and Mr. Fortin, which amends Mr. Fortin’s Employment Agreement dated February 29, 2008, establishes Mr. Fortin’s 2012 target bonus as 64.9% of Mr. Fortin’s 2012 base salary. The Fifth Amendment to Employment Agreement between the Company and Mr. Quattlebaum, which amends Mr. Quattlebaum’s Employment Agreement dated March 21, 2007, establishes Mr. Quattlebaum’s 2012 target bonus as 46.6% of Mr. Quattlebaum’s 2012 base salary. The Letter Agreement between the Company and Mr. Barry, which amends the terms of Mr. Barry’s employment as set forth in a Letter Agreement dated July 1, 2008, establishes Mr. Barry’s 2012 target bonus as 82% of Mr. Barry’s 2012 base salary. For each Executive, the 2012 performance-based annual cash award is based upon the Company’s performance with respect to the following metrics: (i) net income from operations, which measures profitability; (ii) total debt divided by EBITDA (earnings before interest, taxes, depreciation, and amortization), which is the Company’s leverage ratio; (iii) average finance receivables, which measures the Company’s loan growth; (iv) net loans charged off, which measures the Company’s charge-off control; and (v) total general and administrative expense percentage, which measures the Company’s expense control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: October 12, 2012	By:	/s/ Thomas F. Fortin
Thomas F. Fortin
Chief Executive Officer